As filed with the Securities and Exchange Commission on June 2, 2016

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

SELECT MEDICAL HOLDINGS
CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-1764048
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

4714 Gettysburg Road, P.O. Box 2034

Mechanicsburg, Pennsylvania 17055

(Address of principal executive offices) (Zip Code)

Select Medical Holdings Corporation 2016 Equity Incentive Plan

(Full title of the Plan)

Michael E. Tarvin, Esq.

Executive Vice President, General Counsel and Secretary

Select Medical Holdings Corporation

4714 Gettysburg Road

P.O. Box 2034

Mechanicsburg, Pennsylvania 17055

(Name and address of agent for service)

(717) 972-1100

(Telephone number, including area code, of agent for service)

With a copy to:

Stephen M. Leitzell, Esq.

Dechert LLP

Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania  19104
(215) 994-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.001 per share (1)	11,721,001	$12.65	$148,270,663	$14,930.86

(1)

Represents 7,251,264 shares of common stock of the Registrant, par value $0.001 per share (“Common Stock”) available for issuance under the Select Medical Holdings Corporation 2016 Equity Incentive Plan (the “Plan”) and 4,469,737 shares of Common Stock that are subject to outstanding awards (the “Outstanding Award Shares”) under the Select Medical Holdings Corporation 2011 Equity Incentive Plan (the “2011 Plan”), the Amended and Restated Select Medical Holdings Corporation 2005 Equity Incentive Plan, as amended (the “2005 Plan”) and the Amended and Restated Select Medical Holdings Corporation 2005 Equity Incentive Plan for Non-Employee Directors (as Amended and Restated as of August 12, 2009) (the “Director Plan,” and together with the 2011 Plan and the 2005 Plan, the “Prior Plans”).  On April 25, 2016, the Company’s stockholders approved the Plan, which replaced and superseded the 2011 Plan and the Director Plan (the 2005 Plan was previously superseded by the 2011 Plan).  Pursuant to Section 5.1 of the Plan, the Outstanding Award Shares will become available for issuance under the Plan if such awards under the Prior Plans are forfeited or otherwise terminate. The Outstanding Award Shares include shares of unvested restricted stock that were granted under the Prior Plans and shares subject to options that were granted under the Prior Plans.

(2)

Pursuant to Rule 416 of the Securities Act of 1933, this registration statement shall also cover any additional shares of Common Stock which become issuable under the Plan pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(3)

Estimated solely for the purpose of calculating the registration fee under Rule 457(c) and (h) of the Securities Act of 1933 on the basis of the average of the high and low selling price per share of Common Stock on May 26, 2016, as reported by the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act, is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                   Incorporation of Documents by Reference.

The Registrant incorporates by reference into this Registration Statement the following documents:

(a)           The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Commission on February 26, 2016;

(b)           The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Commission on May 5, 2016;

(c)           The Registrant’s Current Reports on Form 8-K filed with the Commission on January 25, 2016, March 4, 2016, April 1, 2016 and April 27, 2016,

(d)           The description of the Registrant’s Common Stock contained in the Registrants’ Registration Statement on Form 8-A filed with the Commission on September 22, 2009, together with any amendment or report filed with the Commission for the purpose of updating such description; and

(e)           All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (which does not include information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4.                   Description of Securities.

Not applicable.

Item 5.                   Interests of Named Experts and Counsel.

Not applicable.

Item 6.                   Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who is or was a director, officer, employee or agent of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by the DGCL, our restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (3) under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or (4) arising as a result of any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, our amended and restated bylaws provide that (i) we are required to indemnify our directors and officers to the fullest extent permitted by applicable law; (ii) we are permitted to indemnify our other employees to the extent permitted by applicable statutory law; (iii) we are required to advance expenses to our directors and officers in connection with any legal proceeding, subject to the provisions of applicable statutory law; and (iv) the rights conferred in our bylaws are not exclusive.

Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such. The Registrant has purchased liability insurance covering our directors and officers for claims asserted against them or incurred by them in such capacity.

Reference is made to Item 9 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 7.                   Exemption from Registration Claimed.

Not applicable.

Item 8.                   Exhibits.

The following exhibits filed herewith are incorporated by reference as part of this Registration Statement:

3.1                               Form of Restated Certificate of Incorporation of Select Medical Holdings Corporation, incorporated by reference to Exhibit 3.3 of Amendment No. 9 to Select Medical Holdings Corporation’s Form S-1 filed September 22, 2009 (Reg. No. 333-152514).

3.2                               Amended and Restated Bylaws of Select Medical Holdings Corporation, as amended, incorporated by reference to Exhibit 3.4 of Select Medical Holdings Corporation’s Form 10-K filed February 26, 2016 (Reg. No. 001-34465).

4.1                               Indenture, dated as of May 28, 2013, by and among Select Medical Holdings Corporation, the guarantors named therein and U.S. Bank National Association, as trustee, incorporated herein by reference to Exhibit 4.1 of the Current Report on Form 8-K of Select Medical Holdings Corporation on May 28, 2013 (Reg. No. 001-34465).

4.2                               Forms of 6.375% Senior Notes due 2021, incorporated herein by reference to Exhibit 4.2 of the Current Report on Form 8-K of Select Medical Holdings Corporation on May 28, 2013 (Reg. No. 001-34465).

4.3                               Supplemental Indenture, dated as of March 11, 2014, by and among the Registrant, the guarantors named therein and U.S. Bank National Association, as trustee, incorporated herein by reference to Exhibit 4.1 of the Current Report on Form 8-K of Select Medical Holdings Corporation and Select Medical Corporation filed on March 11, 2014 (Reg. Nos. 001-34465 and 001-31441).

4.4                               Select Medical Holdings Corporation 2016 Equity Incentive Plan, incorporated by reference to Exhibit A to Select Medical Holdings Corporation’s Definitive Proxy Statement on Schedule 14A filed on March 3, 2016 (Reg. No. 001-34465).

5.1                               Opinion of Dechert LLP as to the legality of the securities being registered.

23.1                        Consent of PricewaterhouseCoopers LLP.

23.2                        Consent of Dechert LLP (included in Exhibit 5.1).

24.1                        Power of Attorney (included on signature pages to this Registration Statement and incorporated herein by reference).

Item 9.                   Undertakings.

(a)           The undersigned registrant hereby undertakes:

1.             To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.              to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.             to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.            to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement

2.            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mechanicsburg, Commonwealth of Pennsylvania, on the 2nd day of June, 2016.

SELECT MEDICAL HOLDINGS
CORPORATION

By:	/s/ Michael E. Tarvin
Michael E. Tarvin
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David S. Chernow and Michael E. Tarvin, each his attorney-in-fact and agent, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement, and to file with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rocco A. Ortenzio	Director and Vice Chairman	June 2, 2016
Rocco A. Ortenzio

/s/Robert A. Ortenzio	Director and Executive Chairman	June 2, 2016
Robert A. Ortenzio

/s/David S. Chernow	President and Chief Executive Office (principal executive officer)	June 2, 2016
David S. Chernow

/s/Martin F. Jackson	Executive Vice President and Chief Financial Officer (principal financial officer)	June 2, 2016
Martin F. Jackson

/s/Scott A. Romberger	Senior Vice President, Controller and Chief Accounting Officer (principal accounting officer)	June 2, 2016
Scott A. Romberger

/s/Russell L. Carson	Director	June 2, 2016
Russell L. Carson

/s/Bryan C. Cressey	Director	June 2, 2016
Bryan C. Cressey

/s/James E. Dalton, Jr.	Director	June 2, 2016
James E. Dalton, Jr.

/s/James S. Ely III	Director	June 2, 2016
James S. Ely

/s/William H. Frist	Director	June 2, 2016
William H. Frist

/s/Thomas A. Scully	Director	June 2, 2016
Thomas A. Scully

/s/Leopold Swergold	Director	June 2, 2016
Leopold Swergold